Exhibit 10.2

MANAGING DIRECTOR’S EMPLOYMENT CONTRACT

between

Curetis GmbH

and

Mr Johannes Bacher

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Managing Director’s employment contract (the “Agreement”)

between:

(1)	Curetis GmbH, Max-Eyth-Str. 42, 71088 Holzgerlingen

– hereinafter also "Curetis" –

(2)	Mr Johannes Bacher, [ ]

– hereinafter also "Herr Bacher" –

REcitals

Prior to this Agreement, Mr Bacher had already been a member of the Management Board of Curetis AG since January 27, 2009, which became Curetis GmbH on March 15, 2016 pursuant to German UmwG (UmwG = Transformation of Companies Act). Since its foundation in November 2015, he has continued to serve as a member of the Management Board and most recently as liquidator of Curetis N.V. On April 1, 2020, Curetis N.V. sold its former wholly-owned subsidiary Curetis GmbH to OpGen Inc. and subsequently went into liquidation itself. Therefore, Mr Bacher’s activities as managing director of Curetis GmbH, as well as the mutual rights and obligations of the parties to the Agreement, are now to be conclusively regulated by this Agreement.

Having said that, the parties agree on what follows:

§ 1
Legal Status, Management Authority

(1)	Mr Bacher is managing director of Curetis.
(2)	As managing director, Mr Bacher shall manage Curetis' business in accordance with,
-	the provisions of the law,
-	the provisions of the articles of association,
-	the decisions and instructions of the body responsible for managing director matters,
-	any rules of procedure and any schedule of responsibilities for the management, and
-	this Agreement.
(3)	Mr Bacher represents Curetis in accordance with his appointment and the respective articles of association.

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§ 2
Duties, Responsibilities and Duty of Care

(1)	If Curetis has appointed more than one managing director, Mr Bacher's area of responsibility shall be determined by Curetis' schedule of responsibilities for management, as amended. If only one managing director has been appointed or there is no schedule of responsibilities, Mr Bacher shall be responsible for all tasks arising. However, the allocation of certain areas of responsibility by the schedule of responsibilities does not release Mr Bacher from his overall responsibility for Curetis.
(2)	Mr Bacher shall apply the diligence and conscientiousness of a prudent businessman in the affairs of Curetis. He must be guided in all decisions by the best interests of Curetis and its affiliated companies.

§ 3
Scope of Duty to Act, Ancillary Activity

(1)	Mr Bacher's working hours are based on the business requirements and needs of Curetis. This also includes the obligation to work overtime, Saturdays, Sundays and holidays. Mr Bacher is free to organise his time as he sees fit.
(2)	The activity may be carried out at changing work locations, in particular at Curetis' office, at the offices of Curetis' partners or clients, at home or mobile. Mr Bacher is also free to make his own decision in this case.
(3)	Mr Bacher has to devote all his manpower and all his business activities exclusively to Curetis and its affiliated companies. This does not include his voluntary work as chairman of the board of “BIO Deutschland e.V.” (=Association of all Biotech companies in Germany).
(4)	Mr Bacher may not, without the prior written consent of the body of Curetis responsible for managing directors' affairs and with the exceptions set out in § 3 (3) above, engage in any other business, commercial or scientific activity - whether for payment or free of charge -, hold an interest in any similar or related company, take up supervisory board mandates or similar functions in another company and accept honorary offices only to the extent that there is a statutory obligation to accept them. The acquisition of listed shares shall not be deemed to be an investment within the meaning of this paragraph, provided that it does not lead to a significant influence on the listed company. Any consent granted may be revoked, subject to a reasonable period of notice, if the ancillary activity adversely affects the interests of Curetis or of affiliated companies.

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(5)	Mr Bacher declares his willingness to assume offices, functions and positions in associations or other institutions, as far as his activity as managing director of Curetis makes this seem appropriate. Mr Bacher acknowledges that the assumption of these offices, functions and positions is exclusively on behalf and in the interest of Curetis. This also applies if private funds were used for the acquisition of the office, function or position, unless a written agreement deviating from this regulation is made for this purpose. In the event of his dismissal or release, Mr Bacher will immediately resign from all offices, functions and other positions upon Curetis’ request. At the request of Curetis, Mr Bacher shall arrange for another managing director appointed by Curetis to take his place. Otherwise, the assumption of offices, functions and positions or other duties with associations or other institutions shall only be made after prior consultation with the bodies of Curetis responsible for management matters and only as long and to the extent that the obligations under this Agreement are not affected.

§ 4
Affiliated Companies

(1)	Mr Bacher declares his willingness to take on executive positions in companies with which Curetis is directly or indirectly affiliated or will be affiliated in the future, without any separate remuneration being payable by Curetis. This also includes the willingness to assume corresponding executive positions.
(2)	The provisions of this Agreement shall apply accordingly to work in affiliated companies, unless otherwise agreed in writing.

§ 5
Compensation

(1)	Mr Bacher shall receive a fixed annual gross salary of USD 300,000.00 from Curetis, which shall be paid in twelve equal cashless installments at the end of each month. In the event of joining or leaving the company during the year, the annual gross salary will be granted pro rata temporis.
(2)	In addition, Mr Bacher is entitled to the payment of a variable annual bonus in the amount of a maximum of EUR 135,000.00 gross in case of 100% achievement of objectives. If a contract year is shorter than a calendar year, the maximum bonus amount is reduced pro rata temporis. The accrual and amount of the entitlement is dependent on the achievement of the annual targets (targets) set unilaterally by the Board of Directors of OpGen Inc. at its reasonable discretion at the beginning of each fiscal year. The economic interests of Curetis and the duties of Mr Bacher are to be taken into account appropriately. Mr Bacher will be informed of the targets in writing. The Board of Directors of OpGen Inc. decides on the achievement of the objectives within one month after the end of the business year. The amount of the annual bonus will be calculated according to the decision and will be paid out with the next subsequent remuneration statement. The variable remuneration is not owed for periods of leave of absence. Any claim to variable remuneration that may have arisen proportionately during the year up to the time of release remains unaffected.

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(3)	Curetis will review the compensation annually, taking into account the economic situation of Curetis and the personal performance of Mr Bacher.
(4)	The remuneration pursuant to (1) and (2) above shall cover all work performed by Mr Bacher in accordance with this agreement, including all overtime, Saturday, Sunday and holiday work.

§ 6
Fringe Benefits, D&O Insurance

(1)	Curetis shall reimburse travel expenses and other expenses incurred and required in the interest of Curetis and its affiliated companies within the maximum limits permitted by tax law. For business trips in his own car Mr Bacher shall receive the maximum rate permissible under tax law as mileage allowance.
(2)	Curetis places Mr Bacher on an equal footing with an employee subject to statutory compulsory insurance with regard to the assumption of costs and assumes the corresponding employer's contributions to social insurance schemes (voluntary health insurance, unemployment insurance, pension insurance, nursing care insurance). Curetis shall bear any social security contributions payable abroad for work with affiliated companies. If Mr Bacher is employed by an affiliated company abroad, Curetis will submit all applications necessary for him to remain insured under the German social security system for the duration of his employment abroad.
(3)	Mr Bacher himself will ensure that he has sufficient health insurance coverage abroad. Any additional costs incurred will be covered by Curetis upon request.
(4)	There is a D&O insurance with an appropriate coverage under which Mr Bacher is also insured.
(5)	Furthermore, a group accident insurance policy has been taken out with Curetis which also covers Mr Bacher.
(6)	Curetis shall take out voluntary insurance for Mr Bacher with the competent professional association (German “Berufsgenossenschaft”) against the consequences of occupational accidents and occupational diseases with the maximum insured amount.

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(7)	Any costs incurred by Mr Bacher for the preparation of tax returns abroad due to his work for affiliated companies shall be borne by Curetis.

§ 7
Continued payment of Compensation in the event of illness and death

(1)	Mr Bacher is obliged to notify Curetis immediately of any hindrance, its expected duration and reasons.
(2)	If Mr Bacher is prevented from working due to incapacity to work as a result of illness or accident without any fault on his part, he shall be entitled to continued payment of remuneration for the calendar month in which the prevention begins as well as for a maximum of another six months, but not longer than until the termination of this agreement. The continued payment of remuneration shall include the remuneration pursuant to § 5 of this Agreement. Any benefits granted by the institutions of the statutory health insurance or a private health insurance or accident insurance due to the prevention shall be offset against the remuneration. Mr Bacher assigns to Curetis any claims for damages against third parties in the amount of the continued salary paid.
(3)	In the event of Mr Bacher's death, his heirs as joint creditors shall continue to receive the regular monthly basic salary pursuant to the above § 5 (1) for a period of two months, but no longer than until the point in time at which the employment relationship would have ended without death. Any annual bonus is calculated and paid pro rata - based on the time of death.

§ 8
Secrecy, Obligation to Return, Work Results, Inventions, Copyright

(1)	Mr Bacher undertakes to maintain secrecy with regard to all confidential business matters of Curetis and its affiliated companies and their business partners, in particular business and trade secrets, development work, strategies, pricing, planning and customer relations, which he has come to know during his employment and not to use this information for himself or for third parties. Such matters must not be made available to unauthorized persons outside or inside the company. This obligation also applies after the termination of the activity. The obligation to maintain secrecy does not apply if Mr Bacher has a statutory duty to disclose, if a business or trade secret has already become generally known without the cooperation of Mr Bacher or if the shareholders' meeting of Curetis has given its prior consent to disclosure.
(2)	Mr Bacher shall be obliged to treat all work/operating resources, documents and data collections relating to his official activities, including his own business records of any kind and form, as the property of Curetis, to keep them carefully under lock and key and to hand them over to Curetis completely and unsolicited at any time during the period of his office as managing director at the request of Curetis, and otherwise at the end of his employment. Mr Bacher has no right of retention of the aforementioned items. Upon request Mr Bacher shall confirm to Curetis in writing and truthfully that he has fully complied with his obligation to return the goods.

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(3)	By entering into this agreement, Mr Bacher transfers to Curetis the ownership of all work results created and/or developed by him in the course of and/or in connection with his work for Curetis, in particular inventions and other scientific and technical knowledge, further developments and suggestions for improvement, computer programs and documentation of any kind. In the event that such a transfer is not possible, such as in the case of copyrighted works created by him, Mr Bacher grants Curetis an exclusive, irrevocable right of use and exploitation, unlimited in terms of content, time and territory, for all known and future types of use, including the right to grant sublicenses, of such work results (copyrighted works).
(4)	Mr Bacher shall immediately inform Curetis about the work results created and/or developed by him in the course of and/or in connection with his activities, in particular inventions and other scientific and technical findings, further developments and suggestions for improvement, computer programs and documentation of any kind and, upon request, shall support Curetis in obtaining and maintaining patent protection or other industrial property rights and, if applicable, in enforcing such rights, in particular shall immediately provide Curetis with the documents, reports and/or forms required for this purpose as well as any necessary declarations of assignment relating to the specific invention, further development, etc. Mr Bacher shall refrain from doing anything that could prevent or damage the obtaining and maintenance of patent protection or other industrial property rights or their enforcement, in particular from keeping silent about all work results, including inventions, technical improvement proposals and other scientific and technical findings.
(5)	All rights of Mr Bacher to work results developed or created in the course of or in connection with his work for Curetis, in particular inventions and other scientific and technical knowledge, further developments and suggestions for improvement, computer programs and documentation of any kind, shall be covered by the agreed compensation and shall be deemed to be adequately compensated, also for the time after termination of his work.
(6)	Mr Bacher shall grant Curetis an irrevocable right of use, unlimited in content, time and place and, if possible, an exclusive right of use (in case of copyrights for all known and future types of use), including the right to sublicense any inventions and technical improvement proposals, scientific findings, industrial property rights, documents, works and computer programs not developed or created in connection with his work for Curetis, provided that they are used for the purpose of using and exploiting the inventions and technical improvement proposals, scientific findings, industrial property rights, documents, works and computer programs developed by him in or in connection with his work for Curetis.

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§ 9

Change of Control

(1)	In the event of a change of control pursuant to § 9 (2) Mr Bacher shall have the one-time right to terminate this Agreement with a notice period of three months (time months). In the event of such termination of his Agreement Mr Bacher is entitled to his compensation pursuant to § 5 (annual gross salary and variable annual bonus in the event of notional 100% target fulfilment) for a period of six months after the end of his Agreement. The right to terminate the Agreement due to a change of control must be exercised by Mr Bacher within three months after the change of control becomes known.
(2)	A change of control is deemed to have occurred if one or more third parties jointly acquire or take over at least 50% of the shares or nearly all tangible assets of Curetis GmbH or OpGen Inc.
(3)	The right to compensation pursuant to § 5 for a period of 6 months following the termination of the Agreement on the basis of a change of control does not exist if Curetis would terminate the Agreement for good cause.

§ 10

Prohibition of Competition and Enticement

(1)	Mr Bacher hereby undertakes that during the term of this employment agreement and for a period of two years after termination of the same, he will not participate in Curetis’ or affiliated companies’ local area of activity in any independent, dependent or other way in the research or development, production or marketing of molecular diagnostic products for infectious diseases or in any other activities in connection with this area of activity (hereinafter the "protected area of the non-competition clause"). Mr Bacher undertakes in particular, but not conclusively,
a)	not to act as managing director or member of the board of directors or any other organ of an undertaking operating within the scope of protection of the prohibition of competition (hereinafter referred to as 'competing undertaking');

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b)	not to enter into a permanent service or employment relationship or a freelance employee, consultant or representative relationship with a competing company within the scope of protection of the non-competition clause;
c)	not to support third parties, either directly or indirectly, within the scope of protection of the non-competition clause;
d)	not to directly or indirectly establish or acquire a competing enterprise itself; and
e)	not to participate directly or indirectly in a competing undertaking.

This provision shall not apply to the acquisition and holding of shares in such companies which are admitted to trading on a stock exchange, provided that the direct and indirect shareholding does not exceed 2% of the share capital of such companies.

(2)	In addition, Mr Bacher hereby undertakes that during the term of this Agreement and for a period of two years after termination of the same, he will not work in an independent, dependent or other manner for a company that maintains significant business relations with Curetis or any of its affiliates.
(3)	Mr Bacher hereby further undertakes that during the term of this Agreement and for a period of two years after termination thereof, he shall not, directly or indirectly,
a)	influence or attempt to influence any customer, supplier, consultant or other third party who, at the time of termination of this Agreement, has a contractual or other business relationship with Curetis or any of its affiliates to terminate or discontinue such relationship with Curetis or to reduce the products or services supplied or provided or obtained on the basis of such relationship; or
b)	solicit or attempt to solicit persons who, at the time of termination of this Agreement, are members of the board of directors, management or other employees of Curetis or any of its affiliates, except in the case of bona fide job advertisements not targeted at a specific individual or to influence or attempt to influence any person who is a director, officer or employee of Curetis or any of its affiliates at the time of termination of this Agreement to terminate or attempt to terminate or infringe any employment relationship with Curetis or any of its affiliates.
(4)	For the duration of the post-contractual non-competition and non-solicitation agreement, Curetis shall pay Mr Bacher compensation amounting to 50% of the last contractual services received for each year of the agreement. The payment shall be made in equal monthly installments and shall be payable in arrears at the end of each month during the period of the post-contractual non-compete and non-solicitation agreement.
(5)	Curetis may waive the post-contractual non-competition and non-solicitation clause at any time prior to the termination of this Agreement by written notice to Mr Bacher; in such case, the claim for compensation pursuant to § 10 (4) above shall cease to apply upon expiry of one year after the written notice.

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(6)	Otherwise, the provisions of Sect. 74 et seq. HGB (“German Commercial Code“) shall apply.

§ 11
Vacation

(1)	Mr Bacher shall be entitled to 30 working days' vacation in each calendar year, whereby a 5-day week shall be assumed. Working days within the meaning of this provision are all calendar days except Saturdays, Sundays and public holidays at the respective statutory seat of Curetis. In the event of the beginning or end of this Agreement during the course of the year, the vacation in this calendar year shall be granted pro rata temporis.
(2)	The determination of the timing of the leave shall be made in agreement with the shareholders' meeting and in collegial coordination with the other members of the management, taking into account the business interests of Curetis.
(3)	If Mr Bacher is unable to take his vacation until the end of the respective calendar year due to urgent operational or personal reasons, he shall be entitled to his vacation until 30 September of the respective following year ("carryover period"). If Mr Bacher is unable to take or not completely take the leave in the calendar year or in the carry-over period for urgent business reasons or reasons related to his person, the remaining leave entitlement shall be settled. The holiday compensation payment is calculated on the basis of the amount of the basic monthly salary for each day of holiday not taken. Mr Bacher is entitled to make this payment himself, but he must submit a statement of account to the next shareholders' meeting.

§ 12
Term, Termination, Indemnity

(1)	This Agreement is dated as of 6 August 2020 and shall be effective from 1 July 2020. It is concluded for an indefinite period.
(2)	This Agreement may be terminated by either party upon 12 months' prior notice. The right to terminate for good cause remains unaffected.
(3)	Any termination must be made in writing. A notice of termination given without observing this form is legally ineffective.

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(4)	Notwithstanding the above provisions, the employment relationship shall end without notice of termination being required at the end of the month in which Mr Bacher has fulfilled the requirements for entitlement to a regular old-age pension under the statutory pension insurance scheme or at the time when Mr Bacher starts drawing an old-age pension, regardless of the legal grounds. It also ends without notice at the end of the month in which Mr Bacher receives a notice from a pension insurance institution regarding an unlimited pension due to reduced earning capacity. If the corresponding pension payment begins later, it ends only at the end of the day preceding the start of the pension. Curetis must be informed immediately of receipt of the pension notification.
(5)	Curetis shall be entitled to release Mr Bacher from the obligation to perform his duties at any time, subject to continued payment of his contractual remuneration, in particular in the event of his dismissal as managing director and after notice of termination has been given, regardless of which party has given it, or in connection with the conclusion of a termination agreement. Unless Curetis specifies otherwise in the indemnity agreement, the indemnity shall initially be granted irrevocably for the duration of the leave and other time off entitlements that have been settled. Subsequently, the indemnity shall be revocably maintained in the event that questions arise in connection with the execution of the contractual relationship or a temporary activity becomes necessary for operational reasons. The rest of the Agreement shall not be affected by the indemnification. Other earnings will only be credited during the revocable exemption period (i.e. in particular during the time outside of vacation) in accordance with Sect. 615 sentence 2 BGB (“German Civil Code”).

§ 13
Important Note on Data Protection and Data Processing

(1)	Mr Bacher agrees that personal data is collected, used and processed by him/her for the purpose of handling the employment relationship, e.g. for salary determination, payroll accounting, vacation recording, personnel development, etc., and that these personal data may be passed on to third parties for the purpose of use and further processing in the context of handling the employment relationship on behalf of Curetis.
(2)	Mr Bacher is prohibited from collecting, processing or using personal data without authorization (data secrecy). This concerns personal data of colleagues and employees of Curetis as well as customers and partners of Curetis. In particular, Mr Bacher therefore also undertakes to maintain secrecy with regard to all data of Curetis, its business partners, cooperation partners, suppliers and customers that he becomes aware of in the course of his work.

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(3)	Violations of data secrecy may be punishable by fine according to Sect. 43 BDSG (“German Data Security and Privacy Act”) and by fine or imprisonment according to Sect. 44 BDSG. A violation of data secrecy can at the same time constitute a violation of obligations under employment contracts or special secrecy obligations.
(4)	The obligation to maintain data secrecy continues to apply even after the termination of the employment relationship with Curetis.

§ 14
Limitation Period

Claims arising from the employment relationship shall lapse if they are not asserted against the other party in writing or in text form within a preclusive period of six months. Failure to meet the preclusive periods shall result in the loss of the claim. The preclusive period begins when the claim is due and the claimant becomes aware of the circumstances giving rise to the claim or should have become aware of them without gross negligence. This preclusion period does not apply in the case of liability for intent.

§ 15
Supersession of Previous Contracts, Additional Agreements, Written Form

(1)	This Agreement contains all current agreements between the parties regarding the employment of Mr Bacher and replaces all employment and service contracts previously agreed upon between Mr Bacher and Curetis or its legal predecessors, including the Management Board contract of November 10, 2015 with the former Curetis AG, as well as the last valid Management Service Agreement (MSA) with Curetis N.V. dated January 1, 2019.
(2)	No supplementary agreements to this Agreement were made between the parties.
(3)	Amendments and supplements to this Agreement must be made in writing to be effective; electronic and text form are excluded. This also applies to the cancellation, amendment or addition of the written form requirement itself. Individual agreements always have priority and apply even without observing the formal requirement (Sect. 305 b BGB).

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§ 16
Severability Clause

Should individual provisions of this Agreement be or become void or ineffective in whole or in part, the effectiveness of the remaining provisions shall not be affected. The law (Sect. 306 para. 2 BGB) shall apply in place of any general terms and conditions that are not included or are ineffective. In all other respects, the parties shall replace the void or ineffective provision with an effective provision that comes as close as possible to the economic purpose of the void or ineffective provision, provided that no supplementary interpretation of the Agreement has priority or is possible.

Rest of the page intentionally left blank, signatures on the next page.

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Both parties confirm with their signature that they have received an original copy of this Agreement signed by both parties.

Signatures

Holzgerlingen, the ________________	____________, the _________________
/s/ Timothy Dec
/s/ Oliver Schacht	/s/ Johannes Bacher
Curetis GmbH, here represented by the shareholders' meeting, represented by OpGen Inc. as its sole shareholder	Johannes Bacher

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